SECRETARY’S CERTIFICATE
I, Jillian Varner, Secretary of Versus Capital Infrastructure Fund (the “Fund”), hereby certify that the following resolutions were adopted by the Fund’s Board of Trustees (“Board”), including a majority of the trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Fund (“Independent Trustees”), at a meeting of the Board held on October 13, 2023 (the “Meeting”).

RESOLVED,
that, after consideration of all factors deemed relevant by the Board, including a majority of its Independent Trustees, including, but not limited to, the aggregate value of the expected assets of the Fund, the type and terms of the arrangements made for the custody and safekeeping of the assets of the Fund, and the nature of the securities held by the Fund, the Fund’s Board, including a majority of the Independent Trustees, hereby approves the form and amount of the fidelity bond described at the Meeting and authorizes the appropriate officers of the Fund to obtain a fidelity bond, meeting all applicable requirements of Rule 17g-1 under the 1940 Act,  covering each officer and employee of the Fund against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, in the amount of $750,000, to be issued by Continental Casualty Company (“CNA”) for a premium of approximately $2,750 for the period beginning on November 1, 2023 and ending on November 1, 2024; and further

RESOLVED,
that the appropriate officers of the Fund be, and each hereby is, authorized to increase the amount of fidelity bond coverage from time to time to ensure adequate coverage based upon the value of the Fund’s assets and to enable the Fund to remain in compliance with the 1940 Act and the rules promulgated thereunder; and further

RESOLVED,
that the Secretary of the Fund or her delegate be, and each hereby is, authorized to make all necessary filings and give all notices and information with respect to such fidelity bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED,
that the appropriate officers of the Fund be, and each hereby is, authorized to execute and deliver the fidelity bond in substantially the form discussed at this Meeting, to make any and all payments, to make any and all filings, and to do any and all such further acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.

The approved fidelity bond includes a rider that provides for an automatic increase in coverage based on the Fund’s assets under management in accordance with Rule 17g-1 under the 1940 Act.  A premium of $2,750 was paid for the fidelity bond for the period from February 27, 2024 through October 1, 2024, such period having been updated from the above resolution in reliance on authority granted by the Board.

/s/ Jillian Varner	March 11, 2024
Jillian Varner	Date
Secretary of the Fund